Nelnet Reports Second Quarter 2017 Results

•	GAAP net income $0.68 per share, $1.08 per share excluding adjustments

•	Private loan servicing volume exceeds $10 billion; revenue doubles to $7 million

•	12 percent increase in Tuition Payment Processing and Campus Commerce revenue

•	Repurchased 384,061 shares of stock during the quarter

LINCOLN, Neb., August 7, 2017-Nelnet (NYSE: NNI) today reported GAAP net income of $28.7 million, or $0.68 per share, for the second quarter of 2017, compared with GAAP net income of $26.2 million, or $0.61 per share, for the same period a year ago.

Net income, excluding derivative market value and foreign currency transaction adjustments, was $45.8 million, or $1.08 per share, for the second quarter of 2017, compared with $48.0 million, or $1.13 per share, for the same period in 2016. For additional information on these non-GAAP metrics, including reconciliations to GAAP net income, see "Non-GAAP Performance Measures" below.

The increase in GAAP net income for the three months ended June 30, 2017, compared with the same period in 2016, was due to a decrease in losses recognized in 2017, as compared to 2016, related to changes in the fair values of derivative instruments, which do not qualify for hedge accounting under GAAP. This was partially offset by the increase in expenses to accelerate the buildout of the company's communications network, lower net interest income earned by the company on its student loan portfolio, and losses incurred in 2017, compared to gains recognized in 2016 related to foreign currency transaction adjustments caused by the re-measurement of the company's Euro-denominated bonds to U.S. dollars.

"We are pleased with our operating results for the quarter and are excited by the opportunities we have in the future to grow and diversify our core fee-based businesses," said Jeff Noordhoek, Chief Executive Officer of Nelnet. "We are excited by the steady growth of our loan servicing and payment processing segments and the positive reception of ALLO's fiber communication products. We believe the future is bright and continue to look for strategic investments to deploy capital inside and outside our existing businesses that will generate substantial value over the long term."

Nelnet operates four primary business segments, earning interest income on student loans in its Asset Generation and Management segment, and fee-based revenue in its Loan Systems and Servicing, Tuition Payment Processing and Campus Commerce, and Communications segments.

Asset Generation and Management

For the second quarter of 2017, Nelnet reported net interest income of $79.8 million, compared with $92.2 million for the same period a year ago. The company's average balance of student loans decreased to $23.9 billion for the second quarter of 2017, compared with $27.3 billion for the same period in 2016. Core student loan spread decreased to 1.27 percent for the quarter ended June 30, 2017, compared with 1.29 percent for the same period in 2016, as a result of a decrease in fixed-rate floor income. Net interest income included $27.7 million and $44.3 million of fixed-rate floor income in the second quarter of 2017 and 2016, respectively. Core student loan spread benefited from an increase in variable student loan spread as a result of a tightening in the basis between the indices in which the company earns interest on its loans and funds such loans.

Loan Systems and Servicing

Revenue from the Loan Systems and Servicing segment was $56.9 million for the second quarter of 2017, compared with $54.4 million for the same period in 2016. As of June 30, 2017, the company was servicing $200.7 billion in government-owned, Federal Family Education Loan (FFEL) Program, and private education and consumer loans.

The growth in loan servicing revenue was partially offset by the loss of guaranty servicing and collection revenue. The company's remaining guaranty servicing and collection client exited the guaranty business at the end of its contract term on June 30, 2016. As such, during the second quarter of 2017, the company had no guaranty servicing and collection revenue. Revenue from this client was $4.6 million in the second quarter of 2016.

As of June 30, 2017, the company was servicing $167.6 billion of government-owned loans for the U.S. Department of Education (Department), compared with $153.8 billion of loans as of June 30, 2016. Revenue from this contract increased 7 percent to $39.8 million for the second quarter of 2017, up from $37.1 million for the same period a year ago.

The company continues to experience growth in its private education and consumer loan servicing portfolio. As of June 30, 2017, this portfolio was $10.2 billion, up from $5.7 billion as of June 30, 2016. Revenue from this portfolio increased $3.7 million from the second quarter of 2016, more than 100 percent, to $7.1 million for the three months ended June 30, 2017.

In April 2016, the Department’s Office of Federal Student Aid (FSA) announced a student loan servicing contract procurement process seeking a single servicing system platform with multiple customer service providers to manage the student loans owned by the Department. After the first of two phases of bid submissions, FSA narrowed the possible providers to: Navient Corporation, FedLoan Servicing (Pennsylvania Higher Education Assistance Agency (PHEAA)), and GreatNet Solutions, a joint venture of Nelnet and Great Lakes Higher Education. The finalists were all current servicers for the Department's portfolio.

On May 19, 2017, FSA amended the procurement process, seeking a single provider for both the system platform and the customer service functions. This amendment required another response by the Phase II participants, and on July 7, 2017, GreatNet submitted its response to the Department.

On August, 1, 2017, the Department announced it was canceling the current procurement process for a single servicing platform and customer service provider and that it intends to develop a new contract procurement proposal. The Department indicated that its new approach is expected to require separate contract acquisitions for database housing, system processing, and customer account servicing.

Tuition Payment Processing and Campus Commerce

For the second quarter of 2017, revenue from the Tuition Payment Processing and Campus Commerce segment was $34.2 million, an increase of $3.7 million, or 12 percent, from the same period in 2016. The increase in revenue was primarily driven by growth in managed tuition payment plans, campus commerce customer transactions and payments volume, and new school customers. This operating segment serves 10 million students and families at nearly 13,500 K-12 schools and 970 colleges and universities.

Communications

Revenue from ALLO was $5.7 million for the second quarter of 2017, compared with $4.5 million for the same period in 2016.  The number of households served as of June 30, 2017 was 12,460, an increase of 4,146, or 50 percent, from the number of households served as of June 30, 2016.

For the second quarter of 2017, ALLO recognized a net loss of $3.6 million, compared with a net loss of $0.7 million for the same period in 2016. The company anticipates this operating segment will be dilutive to consolidated earnings as it continues to build its network in Lincoln, Nebraska, due to large upfront capital expenditures and associated depreciation and upfront customer acquisition costs. ALLO's management uses earnings before interest, income taxes, depreciation, and amortization (EBITDA) to eliminate certain non-cash and non-operating items in order to consistently measure performance from period to period. For the second quarter of 2017, ALLO had negative EBITDA of $2.2 million, compared with EBITDA of $0.4 million for the same period in 2016. For additional information on this non-GAAP metric, including a reconciliation to ALLO's GAAP net loss, see "Non-GAAP Performance Measures" below.

The company incurred capital expenditures of $49.0 million in the first half of 2017, and currently anticipates total network expenditures of approximately $80 million for all of 2017; however, the amount of capital expenditures could change based on customer demand for ALLO's services. The number of residential households passed, which represents the estimated number of single residence homes, apartments, and condominiums that ALLO already serves and those in which ALLO has the capacity to connect to its network distribution system without further material extensions to the transmission lines (but have not been connected) increased to 45,880 as of June 30, 2017, as compared to 30,962 as of December 31, 2016.

Liquidity and Capital Activities

For the six months ended June 30, 2017, the company generated $132.1 million in net cash from operating activities. In addition, as of June 30, 2017, the company had $69.2 million in cash and cash equivalents and a portfolio of available-for-sale investments, consisting primarily of student loan asset-backed securities, with a fair value of $117.2 million.

The company intends to use its liquidity position to capitalize on market opportunities, including FFEL Program, private education, and consumer loan acquisitions; strategic acquisitions and investments; expansion of ALLO's communications network; and capital management initiatives, including stock repurchases, debt repurchases, and dividend distributions. The timing and size of these opportunities will vary and will have a direct impact on the company's cash and investment balances.

During the three months ended June 30, 2017, the company repurchased a total of 384,061 shares of Class A common stock for $16.8 million ($43.81 per share). From July 1, 2017, through August 7, 2017, the company repurchased an additional 376,703 shares of Class A common stock for $18.1 million ($47.98 per share).

The company paid cash dividends of $5.9 million, or $0.14 per share, during the three months ended June 30, 2017.

Board Declares Dividend

The Nelnet Board of Directors declared a third quarter cash dividend on the company's outstanding shares of Class A common stock and Class B common stock of $0.14 per share. The dividend will be paid on September 15, 2017, to shareholders of record at the close of business on September 1, 2017.

Non-GAAP Performance Measures

The company prepares its financial statements and presents its financial results in accordance with GAAP. However, it also provides additional non-GAAP financial information related to specific items management believes to be important in the evaluation of its operating results and performance. A reconciliation of the company's GAAP net income to net income, excluding derivative market value and foreign currency transaction adjustments, and a discussion of why the company believes providing this additional information is useful to investors, is provided below.

	Three months ended June 30,
	2017	2016
	(dollars in thousands, except share data)
GAAP net income attributable to Nelnet, Inc.	$28,737	26,150
Realized and unrealized derivative market value adjustments	286	44,975
Unrealized foreign currency transaction adjustments	27,261	(9,768)
Net tax effect	(10,468)	(13,379)
Net income, excluding derivative market value and foreign currency transaction adjustments	$45,816	47,978

Earnings per share:
GAAP net income attributable to Nelnet, Inc.	$0.68	0.61
Realized and unrealized derivative market value adjustments	0.01	1.05
Unrealized foreign currency transaction adjustments	0.64	(0.22)
Net tax effect	(0.25)	(0.31)
Net income, excluding derivative market value and foreign currency transaction adjustments	$1.08	1.13

"Derivative market value and foreign currency transaction adjustments" include (i) both the realized portion of gains and losses (corresponding to variation margin received or paid on derivative instruments that are settled daily at a central clearinghouse under new rules effective January 3, 2017) and the unrealized portion of gains and losses that are caused by changes in fair values of derivatives which do not qualify for "hedge treatment" under GAAP; and (ii) the unrealized foreign currency transaction gains or losses caused by the re-measurement of the company's Euro-denominated bonds to U.S. dollars.  "Derivative market value and foreign currency transaction adjustments" does not include "derivative settlements" that represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the company's derivative instruments based on their contractual terms. The tax effects in the preceding table are calculated by multiplying the realized and unrealized derivative market value adjustments and unrealized foreign currency transaction adjustments by the applicable statutory income tax rate.

The company believes these point-in-time estimates of asset and liability values related to its derivative instruments and Euro-denominated bonds that are subject to interest and currency rate fluctuations are subject to volatility mostly due to timing and market factors beyond the control of management, and affect the period-to-period comparability of the results of operations. Accordingly, the company’s management utilizes operating results excluding these items for comparability purposes when making decisions regarding the company’s performance and in presentations with credit rating agencies, lenders, and investors. Consequently, the company reports this non-GAAP information because the company believes that it provides additional information regarding operational and performance indicators that are closely assessed by management. There is no comprehensive, authoritative guidance for the presentation of such non-GAAP information, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance.

A reconciliation of ALLO's GAAP net loss to earnings (loss) before net interest expense, income taxes, depreciation, and amortization (EBITDA), is provided below.

	Three months ended June 30,
	2017	2016
	(dollars in thousands)
Net loss	$(3,637)	(721)
Net interest expense	1,103	205
Income tax benefit	(2,229)	(442)
Depreciation and amortization	2,600	1,378
Earnings (loss) before interest, income taxes, depreciation, and amortization (EBITDA)	$(2,163)	420

EBITDA is a supplemental non-GAAP performance measure that is frequently used in capital-intensive industries such as telecommunications. ALLO's management uses EBITDA to compare ALLO's performance to that of its competitors and to eliminate certain non-cash and non-operating items in order to consistently measure performance from period to period. EBITDA excludes interest and income taxes because these items are associated with a company's particular capitalization and tax structures. EBITDA also excludes depreciation and amortization expense because these non-cash expenses primarily reflect the impact of historical capital investments, as opposed to the cash impacts of capital expenditures made in recent periods, which may be evaluated through cash flow measures. The company reports EBITDA for ALLO because the company believes that it provides useful additional information for investors regarding a key metric used by management to assess ALLO's performance. There are limitations to using EBITDA as a performance measure, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from ALLO's calculations. In addition, EBITDA should not be considered a substitute for other measures of financial performance, such as net income or any other performance measures derived in accordance with GAAP.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of federal securities laws. These statements are based on management's current expectations as of the date of this release and are subject to known and unknown risks and uncertainties that may cause actual results or performance to differ materially from those expressed or implied by the forward-looking statements. Such risks include, but are not limited to: risks related to the company's student loan portfolio, such as interest rate basis and repricing risk and changes in levels of student loan repayment or default rates; the use of derivatives to manage exposure to interest rate fluctuations; the uncertain nature of expected benefits from FFEL Program and private education loan purchases and initiatives to purchase additional FFEL Program, private education, and consumer loans; financing and liquidity risks, including risks of changes in the securitization and other financing markets for student loans; risks related to adverse changes in the company's volumes under the company’s loan servicing contract with the Department to service federally owned student loans; risks related to the Department's initiative to procure new contracts for federal student loan servicing, including the risk that the company's joint venture with Great Lakes may not be awarded a contract; risks and uncertainties from changes in the educational credit and services marketplace resulting from changes in applicable laws, regulations, and government programs and budgets, such as the expected decline over time in FFEL Program loan interest income and fee-based revenues due to the discontinuation of new FFEL Program loan originations in 2010 and the resulting initiatives by the company to adjust to a post-FFEL Program environment; the uncertain nature of the expected benefits from the acquisition of ALLO on December 31, 2015 and the ability to successfully integrate its communications operations and successfully expand its fiber network in existing service areas and additional communities and manage related construction risks; risks and uncertainties related to initiatives to pursue additional strategic investments and acquisitions, including investments and acquisitions that are intended to diversify the company both within and outside of its historical core education-related businesses; and changes in general economic and credit market conditions.

For more information, see the "Risk Factors" sections and other cautionary discussions of risks and uncertainties included in documents filed or furnished by the company with the Securities and Exchange Commission, including the cautionary information about forward-looking statements contained in the company's supplemental financial information for the second quarter ended June 30, 2017. All forward-looking statements in this release are as of the date of this release. Although the company may voluntarily update or revise its forward-looking statements from time to time to reflect actual results or changes in the company's expectations, the company disclaims any commitment to do so except as required by securities laws.

Consolidated Statements of Income
(Dollars in thousands, except share data)
(unaudited)

	Three months ended			Six months ended
	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Interest income:
Loan interest	$189,488	181,207	184,067	370,695	374,055
Investment interest	3,589	2,617	2,185	6,206	4,214
Total interest income	193,077	183,824	186,252	376,901	378,269
Interest expense:
Interest on bonds and notes payable	113,236	106,899	94,052	220,135	184,460
Net interest income	79,841	76,925	92,200	156,766	193,809
Less provision for loan losses	2,000	1,000	2,000	3,000	4,500
Net interest income after provision for loan losses	77,841	75,925	90,200	153,766	189,309
Other income:
Loan systems and servicing revenue	56,899	54,229	54,402	111,128	106,732
Tuition payment processing, school information, and campus commerce revenue	34,224	43,620	30,483	77,844	69,140
Communications revenue	5,719	5,106	4,478	10,826	8,824
Enrollment services revenue	—	—	—	—	4,326
Other income	12,485	12,632	9,765	25,118	23,559
Gain from debt repurchases	442	4,980	—	5,421	101
Derivative market value and foreign currency transaction adjustments and derivative settlements, net	(27,910)	(4,830)	(40,702)	(32,741)	(69,392)
Total other income	81,859	115,737	58,426	197,596	143,290
Operating expenses:
Salaries and benefits	74,628	71,863	60,923	146,491	124,165
Depreciation and amortization	9,038	8,598	8,183	17,636	15,823
Loan servicing fees	5,620	6,025	7,216	11,645	14,144
Cost to provide communications services	2,203	1,954	1,681	4,157	3,384
Cost to provide enrollment services	—	—	—	—	3,623
Other expenses	27,528	26,547	29,409	54,075	57,783
Total operating expenses	119,017	114,987	107,412	234,004	218,922
Income before income taxes	40,683	76,675	41,214	117,358	113,677
Income tax expense	16,032	28,755	15,036	44,787	39,469
Net income	24,651	47,920	26,178	72,571	74,208
Net loss (income) attributable to noncontrolling interests	4,086	2,106	(28)	6,192	(97)
Net income attributable to Nelnet, Inc.	$28,737	50,026	26,150	78,763	74,111
Earnings per common share:
Net income attributable to Nelnet, Inc. shareholders - basic and diluted	$0.68	1.18	0.61	1.86	1.73
Weighted average common shares outstanding - basic and diluted	42,326,540	42,291,857	42,635,700	42,309,295	42,861,896

Condensed Consolidated Balance Sheets
(Dollars in thousands)
(unaudited)

	As of	As of	As of
	June 30, 2017	December 31, 2016	June 30, 2016
Assets:
Student loans receivable, net	$23,202,294	24,903,724	26,539,604
Cash, cash equivalents, investments, and other receivables	359,543	323,798	345,249
Restricted cash	917,041	1,100,663	1,096,817
Goodwill and intangible assets, net	190,389	195,125	201,453
Other assets	653,820	656,798	532,675
Total assets	$25,323,087	27,180,108	28,715,798
Liabilities:
Bonds and notes payable	$22,790,780	24,668,490	26,399,686
Other liabilities	401,898	440,693	409,896
Total liabilities	23,192,678	25,109,183	26,809,582
Equity:
Total Nelnet, Inc. shareholders' equity	2,115,194	2,061,655	1,897,300
Noncontrolling interests	15,215	9,270	8,916
Total equity	2,130,409	2,070,925	1,906,216
Total liabilities and equity	$25,323,087	27,180,108	28,715,798
Contacts:
Media, Ben Kiser, 402.458.3024, or Investors, Phil Morgan, 402.458.3038, both of Nelnet, Inc.